Exhibit 10.1

Execution Copy

THL CREDIT LOGAN JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES OR OTHER JURISDICTIONS. THEY ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH LAWS PURSUANT TO REGISTRATION, QUALIFICATION, OR EXEMPTION THEREFROM AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE OR OTHER SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Execution Copy

THL CREDIT LOGAN JV LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement, dated as of December 3, 2014, of THL Credit Logan JV LLC (the “Company”) is entered into by and between THL Credit, Inc. and Perspecta Trident LLC (each, a “Member” and collectively, the “Members”).

WHEREAS, the Members desire to form a co-managed limited liability company under the Act (as defined below) for the purposes and pursuant to the terms set forth herein;

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1940 Act” has the meaning set forth in Section 6.11(b).

“Acceptance Period” has the meaning set forth in Section 7.01(g)(ii).

“Act” means the Limited Liability Company Act of the State of Delaware, as from time to time in effect.

“Administrative Agent” means THL Credit Advisors LLC or an Affiliate thereof retained by the Company with Board Approval to perform administrative services for the Company.

“Administrative Services Agreement” means the Administrative Services Agreement between the Company and the Administrative Agent, as amended from time to time with Board Approval.

“Advancing Member” has the meaning set forth in Section 3.02.

“Advisers Act” has the meaning set forth in Section 6.11(b).

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the other Person.

“Agreement” means this Limited Liability Company Agreement, as it may from time to time be amended.

“Board” means the Board of Directors of the Company.

“Board Approval” means, as to any matter requiring Board Approval under this Agreement, the unanimous approval or subsequent ratification by each of the Directors. Matters requiring Board Approval are set forth in further detail in Schedule A of this Agreement.

“Capital Account” means, as to each Member, the capital account maintained on the books of the Company for the Member in accordance with Section 4.01.

“Capital Commitment” means, as to each Member, the total amount set forth on the Member List, which is contributed and agreed to be contributed to the Company by the Member as a Capital Contribution.

“Capital Contribution” means, as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by the Member as set forth in Section 3.01. The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion of the assignor’s Capital Contribution in the case of an assignment of less than the Entire Interest of the assignor).

“Certificate of Formation” means the certificate of formation for the Company filed under the Act, as amended from time to time.

“Change of Control” means, with respect to any Person, a transaction which causes the owners of that Person as of the date of this Agreement and their Affiliates to own less than fifty percent (50%) of that Person immediately after that transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the recitals.

“Control” means the power, directly or indirectly, to direct the management or policies of a Person, whether by ownership of securities, by contract, or otherwise.

“Daily Interest Amount” means, with respect to an Investment, the amount obtained by multiplying the outstanding principal amount of an Investment by the Daily Interest Rate applicable to that Investment.

“Daily Interest Rate” means (i) for an Investment in the form of a loan or debt, the rate determined by dividing the per annum interest rate applicable to such Investment by 365, and (ii) for an Investment in the form of preferred, structured or other equity that has an associated contractual accruing dividend rate, the rate determined by dividing the per annum contractual accruing dividend rate applicable to such Investment by 365.

“Default Date” has the meaning set forth in Section 3.03(a).

“Defaulting Member” has the meaning set forth in Section 3.03(a).

“Delayed Contribution” has the meaning set forth in Section 3.02.

“Delayed Member” has the meaning set forth in Section 3.02.

“Director” means each Person elected, designated, or appointed to serve as a member of the Board.

“Electing Member” has the meaning set forth in Section 8.03(e).

“Election to Purchase” has the meaning set forth in Section 8.03(e).

“Entire Interest” means all of a Member’s interests in the Company, including the Member’s transferable interest and all management and other rights.

“ERISA” the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Plan” a Person that is an “employee benefit plan” within the meaning of, and subject to the provisions of, ERISA.

“Expenses” means all costs and expenses, of whatever nature, directly or indirectly borne by the Company, including those borne under the Administrative Services Agreement.

“GAAP” means United States generally accepted accounting principles.

“GAAP Profit or GAAP Loss” means, as to any transaction or fiscal period, the net income or loss of the Company under GAAP.

“Investment” has the meaning set forth in Section 2.04(a).

“Investment Committee” means a committee consisting of an equal number of THL Credit IC Representatives and Perspecta IC Representatives.

“Investor Laws” has the meaning set forth in Section 7.02(b).

“Loss” has the meaning set forth in Section 6.12(a).

“Member” and “Members” have the meaning set forth in the recitals and also includes any Person that becomes a Member of the Company after the date of this Agreement under the terms of this Agreement.

“Member List” has the meaning set forth in Section 2.07.

“Notice of Intent” has the meaning set forth in Section 7.01(g)(i).

“Organization Costs” means all out-of-pocket costs and expenses reasonably incurred directly by the Company or for the Company by a Member or its Affiliates in connection with the formation and capitalization of the Company, the initial offering of Company interests to THL Credit and Perspecta, and the preparation by the Company to commence its business operations, including reasonable and documented (i) fees and disbursements of legal counsel to the Company, the Administrative Agent, or its Affiliates, (ii) accountant fees and other fees for professional services, and (iii) travel costs and other out-of-pocket expenses.

“Person” means an individual or a corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority, or other entity.

“Perspecta” means Perspecta Trident LLC, or any Person substituted for Perspecta Trident LLC as a Member pursuant to the terms of this Agreement.

“Perspecta Change of Control” has the meaning set forth in Section 6.11(b).

“Perspecta IC Representative” has the meaning set forth in Section 6.02.

“Portfolio Company” means, with respect to any Investment, any Person that is the issuer of any equity securities, equity-related securities or obligations, debt instruments or debt-related securities, or obligations (including senior debt instruments, including investments in senior loans, senior debt securities, and any notes or other evidences of indebtedness, preferred equity, warrants, options, subordinated debt, mezzanine securities, or similar securities or instruments) that are the subject of the Investment. Portfolio Companies do not include Subsidiaries.

“Prior Investment Committee Approval” means, as to any matter requiring Prior Investment Committee Approval under this Agreement, the unanimous prior approval of the THL Credit IC Representatives and the Perspecta IC Representatives.

“Proceeding” has the meaning set forth in Section 6.12(a).

“Profit or Loss” means, as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to the transaction or period, with such adjustments to the GAAP Profit or GAAP Loss as may be required by this Agreement; provided that in the event that the Value of any Company asset is adjusted under Section 9.05, the amount of the adjustment shall in all events be taken into account in the same manner as gain or loss from the disposition of the asset for purposes of computing Profit or Loss, and the gain or loss from any disposition of the asset shall be calculated by reference to the adjusted Value; and provided further, that GAAP Profit or GAAP Loss may be adjusted with Board Approval to amortize Organization Costs over four years.

“Proportionate Share” means, as to any Member, the percentage that its Capital Contributions represents of all Capital Contributions.

“Sale Period” has the meaning set forth in Section 7.01(g)(iii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the legend on the cover page.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust, or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of the corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in the trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by that Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Tax Matters Member” has the meaning set forth in Section 6.13.

“Temporary Advance” has the meaning set forth in Section 3.02.

“Temporary Advance Fee” means, with respect to any Temporary Advance made by an Advancing Member relating to an Investment that closes prior to the time that a Delayed Member has made its Delayed Contribution, an amount equal to the product of (i) the sum of the Daily Interest Amounts for each day beginning on the date the Investment is made and ending on the date prior to which the Delayed makes has made its Delayed Contribution and (ii) the Delayed Member’s Proportionate Share (after giving effect to the Delayed Contribution).

“THL Credit” means THL Credit, Inc., or any Person substituted for THL Credit, Inc., as a Member pursuant to the terms of this Agreement.

“THL Credit IC Representative” has the meaning set forth in Section 6.02.

“Transfer” or “transfer” means, with respect to any Member’s interest in the Company, the direct or indirect sale, assignment, transfer, withdrawal, mortgage, pledge, hypothecation,

exchange, or other disposition of any part or all of that interest, whether or not for value and whether such disposition is voluntary, involuntary, by operation of law, or otherwise, and a “transferee” or “transferor” means a Person that receives or makes a transfer. Notwithstanding the foregoing, a “Transfer” shall not include any pledge or grant of a security interest in a Member’s interest in the Company to a lender.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Value” means, as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of those assets determined in accordance with Section 9.05.

ARTICLE II

GENERAL PROVISIONS

Section 2.01 Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties, and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement. Each Person being admitted as a Member as of the date of this Agreement shall be admitted as a Member at the time the Person has executed this Agreement or a counterpart of this Agreement. By its signature to this Agreement (or, in the case of substitute Members, the instrument described in Section 7.01(c) below whereby such transferee becomes a party to this Agreement), each Member represents to the Company and to the other Members that (1) the Member is an “accredited investor” as defined in Rule 501 under the Securities Act, and is a “qualified purchaser” as defined in Section 2(a)(51) under the 1940 Act, and (2) the Member understands that the securities represented by this Agreement have not been and will not be registered under the Securities Act or any state securities laws and cannot be sold or otherwise distributed by the Member unless the securities either are registered or otherwise qualified under the Securities Act and any applicable state securities laws or are exempt from such registrations or qualifications. In addition to the foregoing representations, each Member represents to the Company and to the other Members as follows:

(a)	It is duly organized and validly existing under the laws of the jurisdiction of its organization;

(b)	It has the power to execute and deliver this Agreement and the documents referred to in this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery, and performance;

(c)	The execution, delivery, and performance do not violate or conflict with any law applicable to it, any provision of its organizational documents, any order or judgment of any court or other agency of government applicable to it, or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	All governmental and other consents that are required to have been obtained by it with respect to this Agreement and the documents referred to in this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e)	This Agreement constitutes and, upon execution of the documents referred to in this Agreement, those documents will constitute, its legal, valid, and binding obligation, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)	It is entering into this Agreement for its own account for investment and not with a view to any distribution of the interests in the Company. It fully understands, accepts, and is able to bear the economic risks associated with the obligations and undertakings contained in this Agreement; and

(g)	It has taken or will take all necessary steps to ensure its compliance with all applicable federal and state securities laws and regulations.

Section 2.02 Company Name. The name of the Company shall be “THL Credit Logan JV LLC,” or such other name as approved by Board Approval.

Section 2.03 Place of Business; Agent for Service of Process.

(a)	The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware, or such other place as the Members may designate. The name of its registered agent for service at that address is The Corporation Trust Company or such other Person as the Members may designate.

(b)	The initial principal business office of the Company shall be at 100 Federal Street, 31st floor, Boston, Massachusetts 02110.

Section 2.04 Purpose and Powers of the Company.

(a) The purpose and business of the Company shall be (i) to make loans to and other investments in third-party Portfolio Companies (“Investments”), and (ii) to engage in any other lawful acts or activities as the Board deems reasonably necessary or advisable for which limited liability companies may be organized under the Act.

(b) Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient, or incidental to, or for the furtherance of, the purposes set forth in Section 2.04(a).

(c) The Company may enter into and perform the Administrative Services Agreement, without any further act, vote, or approval of any Member notwithstanding any other provision of this Agreement, the Act or any other applicable law, rule or regulation.

Section 2.05 Fiscal Year. The fiscal year of the Company shall be the period ending on December 31 of each year.

Section 2.06 Liability of Members. Except as expressly provided in this Agreement, a Member shall have such liability for the repayment, satisfaction, and discharge of the debts, liabilities, and obligations of the Company only as is provided by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of that distribution to the extent, and only to the extent, required by the Act. The Members, in their capacities as Members, shall not otherwise be liable for the repayment, satisfaction, or discharge of the Company’s debts, liabilities, and obligations, except that each Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions which are not made in accordance with this Agreement.

Section 2.07 Member List. The Administrative Agent shall cause to be maintained in the principal office of the Company a list (the “Member List”) setting forth, with respect to each Member, the Member’s name, address, Capital Commitment, and such other information as the Administrative Agent may deem necessary or desirable or as required by the Act. The Administrative Agent shall from time to time update the Member List as necessary to reflect accurately the information in the Member List. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Administrative Agent as a result of changes to the information set forth in the Member List made in accordance with this Agreement shall not constitute an amendment of this Agreement. The initial Member List is attached to this Agreement as Appendix A.

ARTICLE III

COMPANY CAPITAL AND INTERESTS

Section 3.01 Capital Commitments.

(a)	Each Member’s Capital Commitment shall be set forth on the Member List and shall be payable in cash in U.S. dollars. Within seven (7) business days after notice from the Administrative Agent specifying the amount of a Capital Contribution then to be paid, or such later date as may be specified in such notice, a Member shall pay the Capital Contribution; provided that any amount of a Capital Contribution to be used for a purpose requiring Prior Investment Committee Approval or Board Approval shall be subject to the Prior Investment Committee Approval or Board Approval, as applicable. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

(b)	Capital Contributions that are not used within ninety (90) days shall be returned to the Members in the same proportion in which made, in which case such amount shall be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in this Article III.

Section 3.02 Temporary Advances. Following a notice from the Administrative Agent pursuant to Section 3.01 above relating to a Capital Contribution, a Member (the “Advancing Member”), in its discretion and in addition to its own Capital Contribution relating to that notice, may make loans (“Temporary Advances”) to temporarily fund the Company or people or entities in which the Company has already invested until Capital Contributions (“Delayed Contributions”) are made by the Members (each, a “Delayed Member”) who have not yet made Capital Contributions relating to the notice as set forth in Section 3.01. Any Temporary Advances shall be repaid from the Delayed Members’ Capital Contributions under Section 3.01 (including from any Delayed Contributions), with any unreturned Temporary Advances and any Temporary Advance Fees paid as set forth in Section 5.01.

Section 3.03 Defaulting Members.

(a)	Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of the Member’s Capital Commitment within ten (10) days after written notice from the other Member (the “Default Date”) that the payment is overdue, the other Member, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company if the failure has not been cured in full within the ten-day period:

(i)	collect the unpaid portion (and all attorneys’ fees and other costs incident to the collection) by exercising or pursuing any legal remedy the Company may have; and

(ii)	upon thirty (30) days’ written notice (which period may commence during the ten-day notice period provided above), and provided that the overdue payment has not been made, dissolve and wind down the Company in accordance with Article VIII.

Except as set forth in section 3.03(b), the non-defaulting Member’s election to pursue any one of those remedies shall not be deemed to preclude the Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b)	Notwithstanding any provision of this Agreement to the contrary,

(i)	a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if the default had not occurred;

(ii)	a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured and any distributions to which the Defaulting Member would otherwise have been entitled if the default had not occurred shall be debited against the Capital Account of the Defaulting Member so as to reduce the remaining amount of the default; and

(iii)	the Company shall not make new Investments after the Default Date until the default is cured, except for those Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet, or letter of intent, or definitive legal documents under which less than all advances have been made) on or before the Default Date.

Section 3.04 Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided in this Agreement, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

Section 3.05 Admission of Additional Members.

(a)	The Members may, with Board Approval, (i) admit additional Members upon terms approved by Board Approval, (ii) permit existing Members to subscribe for additional interests in the Company, and (iii) admit a substitute Member in accordance with Section 7.01.

(b)	Each additional Member shall execute and deliver a written instrument satisfactory to the existing Members whereby the additional Member becomes a party to this Agreement, as well as a subscription agreement and any other documents reasonably required by the existing Members. Each additional Member shall thereafter be entitled to all the rights and subject to all the obligations of Members as set forth in this Agreement. Upon the admission of or the increase in the interest of any Member as provided in this section 3.05, the Administrative Agent is hereby authorized to update the Member List, as required, to reflect the admission or increase.

Section 3.06 Alternative Investment Vehicle. Based on legal, tax, regulatory, and other structuring considerations, in connection with particular Investments, the Company may, with Prior Board Approval, create one or more partnerships, corporations, or other entities (each, an “Alternative Investment Vehicle”), through which Members invest directly, through which the Company invests, or which invests on a side-by-side basis with the Company, for purposes of making, holding, and disposing of one or more Investments. To the extent that one or more of the Members are required to provide capital directly to an Alternative Investment Vehicle, the investment shall be to the same extent, for the same purposes, and on the same terms and conditions as the Members are required to provide capital to the Company, and the capital shall reduce the unfunded Capital Commitment to the same extent as if made to the Company. The terms of any Alternative Investment Vehicle, including the terms with respect to management and control of the Alternative Investment Vehicle, shall be substantially similar in all material respects to those of the Company; provided, that, those terms may vary based on the structure of the relevant transaction, legal, tax, and regulatory considerations. Any Alternative Investment Vehicle shall be structured in a manner whereby the Members participating in the Alternative Investment Vehicle shall bear the incremental costs of the alternative arrangement (including taxes). The governing documents of any Alternative Investment Vehicle shall provide for the limited liability of the Members to the same extent in all material respects as is provided to the Members under this Agreement. If a Member fails to provide all or a portion of its required capital to an Alternative Investment Vehicle on the applicable drawdown date (unless the Member is excused from providing such capital by the governing documents of the Alternative Investment Vehicle), the other Member shall be entitled to pursue any and all remedies set forth in Section 3.03 in addition to any applicable provisions of the governing documents of the Alternative Investment Vehicle.

ARTICLE IV

ALLOCATIONS

Section 4.01 Capital Accounts.

(a)	A Capital Account shall be maintained for each Member consisting of the Member’s Capital Contribution, increased or decreased by Profit or Loss allocated to the Member, decreased by the cash or Value of property distributed to the Member (giving net effect to any liabilities to which the property is subject or which the Member assumes), and otherwise maintained consistent with this Agreement. In the event that the Administrative Agent determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits to the Capital Accounts, are computed in order to be maintained consistent with this Agreement, the Administrative Agent is authorized to make those modifications to the extent that they do not result in a material adverse effect to any Member. Capital Accounts shall be maintained in a manner consistent with applicable Treasury Regulations.

(b)	Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by Board Approval to be appropriate. Organization Costs shall be amortized over four (4) years or such other period deemed appropriate by Board Approval.

Section 4.02 Allocations. Profit or Loss shall be allocated among the Members as provided by this Section 4.02. Loss (after taking into account any Temporary Advance Fees) shall be allocated among the Members pro rata in accordance with their Capital Accounts. Profit shall be allocated among the Members (i) first, pro rata until the cumulative amount of profit allocated to a Member (or any transferee of any Member) equals the cumulative amount of Loss previously allocated to the Member (or any transferee of that Member) and (ii) thereafter pro rata in accordance with the Members’ Capital Accounts.

Section 4.03 Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any permitted transferor and permitted transferee of a Company interest, or between any Members whose relative Company interests have changed during that period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected by the Members. Distributions with respect to an interest in the Company shall be payable to the owner of the interest on the date of distribution. For purposes of determining the Profit or Loss allocable to or the distributions payable to a permitted transferee of an interest in the Company or to a Member whose interest has otherwise increased or decreased, Profit or Loss allocations and distributions made to predecessor owners with respect to the transferred interest or increase of interest shall be deemed allocated and made to the permitted transferee or other holder.

Section 4.04 Income Taxes and Tax Capital Accounts.

(a)	The Company shall be treated as a partnership for U.S. federal income tax purposes.

(b)	Each item of income, gain, loss, deduction, or credit shall be allocated in the same manner as the item is allocated pursuant to Section 4.02.

(c)	In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ capital accounts maintained for federal income tax purposes, the variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704(c) of the Code and applicable Treasury Regulations. A decision to use a method to allocate such variation pursuant to Treasury Regulation Section 1.704-3 shall be considered a tax election requiring Board Approval.

ARTICLE V

DISTRIBUTIONS

Section 5.01 General.

(a)	To the extent of available cash and cash equivalents after payment of Expenses, the Company shall make distributions quarterly in the amounts as determined by Board Approval, shared among the Members as set forth in Section 5.01(b) below; provided that the amount of any distribution may be reduced as provided by Section 5.02 and Section 5.03.

(b)	Any distribution under this Section 5.01 shall be shared among the Members as follows:

(i)	First, to pay any outstanding Temporary Advances and Temporary Advance Fees; provided, that Temporary Advance Fees relating to an Investment will only be paid after and to the extent the Company actually receives interest payments relating to such Investment; and

(ii)	Second, to the Members as distributions in respect of their interests in the Company in proportion to their respective Capital Accounts.

Notwithstanding the foregoing provisions of this Section 5.01, at any time prior to the second anniversary of this Agreement, (i) proceeds received by the Company and that are distributed to the Members may be added back to the unfunded Capital Commitments of the Members and may be recalled by the Company as set forth in Article III, or alternatively (ii) upon Board Approval, in lieu of distributing proceeds pursuant to Section 5.01(b), the Company may elect to retain and reinvest such proceeds in Investments.

Section 5.02 Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other tax, including any interest, penalties, or additions with respect any withholding or other tax imposed on any interest or income of or distributions to the Member, and the withheld amount shall be considered an interest payment or a distribution, as the case may be, to the Member for purposes of this Agreement. If no payment is then being made to the Member in an amount sufficient to pay the Company’s withholding obligation, then any amount that the Company is obligated to pay shall be deemed an interest-free advance from the Company to the Member, payable by the Member by withholding from subsequent distributions or within ten (10) days after receiving written request for payment from the Company.

Section 5.03 Certain Limitations. Notwithstanding sections 5.01 and 5.02:

(a)	In no event shall the Company make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act or other applicable law.

(b)	Without Board Approval, the Company shall not make in-kind distributions. Distributions of securities and of other non-cash assets of the Company upon Board Approval shall only be made pro rata to all Members (in proportion to their respective Capital Accounts) with respect to each security or other asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.05 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined in the last valuation made pursuant to Section 9.05.

ARTICLE VI

MANAGEMENT OF COMPANY

Section 6.01 Management Generally.

(a)	The management of the Company and its business and affairs shall be vested in the Board. The Board shall act as the “manager” of the Company for the purposes of the Act. The Members shall not manage or control the business and affairs of the Company, except for situations in which the approval of all or certain Members is required by this Agreement or by non-waivable provisions of applicable law. Matters requiring Board Approval are set forth in further detail in Schedule A of this Agreement.

(b)	Notwithstanding section 6.01(a), the matters detailed in Schedule B of this Agreement will require the approval (“Prior Investment Committee Approval”) of a committee (the “Investment Committee”), rather than Board Approval.

(c)	The Company is entering into the Administrative Services Agreement with the Administrative Agent, pursuant to which certain loan servicing and administrative functions are delegated to the Administrative Agent. The Members agree that, notwithstanding anything to the contrary in this Agreement, the Administrative Services Agreement shall not require Board Approval and is hereby approved by the Members; provided, that any amendments to the Administrative Services Agreement after the date of this Agreement shall require Board Approval. The function of the Administrative Agent shall be administrative only.

Section 6.02 Board of Directors; Investment Committee.

(a)	The Members may determine at any time by mutual agreement the number of Directors to constitute the Board and the authorized number of Directors may be increased or decreased by the Members at any time by mutual agreement, upon notice to all Directors; provided that at all times each Member has an equal number of Directors on the Board. The initial number of Directors shall be two (2), and each Member shall elect, designate, or appoint one (1) Director. The initial Director appointed by Perspecta is Anthony J. Annino and the initial Director appointed by THL Credit is Christopher J. Flynn. Each Director elected, designated, or appointed by a Member shall hold office until a successor is elected and qualified by the Member or until the Director’s earlier death, resignation, expulsion, or removal. A Director need not be a Member.

(b)	The Directors will determine the number of members of the Investment Committee and the authorized number of committee members may be increased or decreased by the Directors at any time provided that at all time each Member has appointed an equal number of members to the Investment Committee. The initial number of members of the Investment Committee shall be two (2), and each Member shall elect, designate, or appoint one (1) member of the Investment Committee. The initial member of the Investment Committee appointed by Perspecta is Anthony J. Annino and the initial member of the Investment Committee appointed by THL Credit is Christopher J. Flynn. At any time and from time to time, (x) THL Credit may designate, remove, or designate a successor to any Person or Persons designated by THL Credit to serve on the Investment Committee (each of those Persons, a “THL Credit IC Representative”) by written notice to Perspecta and (y) Perspecta may designate, remove, or designate a successor to any Person or Persons designated by Perspecta to serve on the Investment Committee (each of those Persons, a “Perspecta IC Representative”) by written notice to THL Credit; provided, that (i) in the case of the replacement of Christopher J. Flynn as the THL Credit IC Representative, the replacement must be approved by Perspecta if Perspecta (or any of its Affiliates) is a Member, and (ii) in the case of the replacement of Anthony J. Annino as the Perspecta IC Representative, the replacement must be approved by THL Credit, Inc., if THL Credit, Inc., (or any of its Affiliates) is a Member.

(c)	Each Director, THL Credit IC Representative, and Perspecta IC Representative shall devote substantially all of his or her professional time to the Company, the Member by whom he or she was appointed, and that Member’s Affiliates. At such time as any Director, THL Credit IC Representative, or Perspecta IC Representative shall cease to devote substantially all of his or her professional time to the Company, the Member by whom he or she was appointed, and that Member’s Affiliates, the Director, THL Credit IC Representative, or Perspecta IC Representative, as applicable, shall be ineligible to serve in that capacity and must be replaced immediately by the Member by whom he or she was appointed; provided, that (i) in the case of the replacement of Christopher J. Flynn as a Director or THL Credit IC Representative, the replacement must be approved by Perspecta if Perspecta (or any of its Affiliates) is a Member, and (ii) in the case of the replacement of Anthony J. Annino as a Director or Perspecta IC Representative, the replacement must be approved by THL Credit, Inc., if THL Credit, Inc., (or any of its Affiliates) is a Member.

(d)	Subject to matters requiring Board Approval and Prior Investment Committee Approval, the Investment Committee shall have the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes described in this Agreement, including all powers, statutory or otherwise. The Investment Committee has the authority to bind the Company.

(e)	Subject to Board Approval, the Company shall obtain directors and officers insurance coverage on the Company, the Directors, and the members of the Investment Committee.

Section 6.03 Meetings of the Board of Directors. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Board may be called by any Director on not less than 24 hours’ notice to each Director by telephone, facsimile, mail, telegram, email, or any other similar means of communication, with the notice stating the place, date, and hour of the meeting (and the means by which each Director may participate by telephone conference or similar communications equipment in accordance with Section 6.05 of this Agreement) and the purpose or purposes for which the meeting is called. Special meetings may be called by a Director in like manner and with like notice upon the written request of any one or more of the Directors. Attendance of a Director at any meeting (including any meeting that occurs less than 24 hours after notice of the meeting) shall constitute a waiver of notice of the meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.04 Quorum; Acts of the Board.

(a)	At all meetings of the Board the presence of two (2) Directors shall constitute a quorum for the transaction of business, provided that there are an equal number of Directors present that were elected, designated, or appointed by each Member. If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

(b)	Every act or decision done or made by the Board shall require the unanimous approval of all Directors present at a meeting duly held at which a quorum is present. The Company shall not have the authority without Board Approval to approve or undertake any item set forth in Section 1 of Schedule A of this Agreement (as such schedule may be amended from time to time with Board Approval). Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without notice, and without a vote if all Directors entitled to vote with respect to the subject matter of that action consent to the action in writing (including by e-mail), and the writing or writings are filed with the minutes of proceedings of the Board.

Section 6.05 Electronic Communications. Members of the Board may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, then the meeting shall be deemed to be held at the principal place of business of the Company.

Section 6.06 Compensation of Directors; Expenses. The Directors shall not receive any compensation. However, the Directors shall be reimbursed for their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Board. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation for those services.

Section 6.07 Removal and Resignation of Directors; Vacancies. Without limitation of Section 6.02(c) above, and unless otherwise restricted by law, any Director may be removed or expelled, with or without cause, at any time solely by the Member that elected, designated, or appointed the Director. Any Director may resign at any time by giving written notice to the Board. The resignation shall take effect at the time specified in that notice and, unless tendered to take effect upon acceptance of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by removal or expulsion of a Director or the resignation of a Director in accordance with this Section 6.07 shall be filled solely by the action of the Member who previously elected, designated, or appointed the Director in order to fulfill the Board composition requirements of Section 6.02(a); provided, that (i) in the case of the replacement of Christopher J. Flynn as a Director, the replacement must be approved by Perspecta if Perspecta (or any of its Affiliates) is a Member, and (ii) in the case of the replacement of Anthony J. Annino as a Director, the replacement must be approved by THL Credit, Inc., if THL Credit, Inc., (or any of its Affiliates) is a Member.

Section 6.08 Directors as Agents. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement, a Director may not bind the Company.

Section 6.09 Duties of Board, THL Credit IC Representative and Perspecta IC Representative. To the extent that, at law or in equity, a Director, THL Credit IC Representative, or Perspecta IC Representative has duties (including fiduciary duties) and liabilities relating to those duties to the Company or to any Member, the individual acting in good faith pursuant to the terms of this Agreement shall not be liable to the Company or to any Member for his or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the individual otherwise existing at law or in equity, are agreed by the parties to this Agreement to replace such other duties and liabilities of the individual.

Section 6.10 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument, or act on behalf of the Company by a Member, a Director, an officer, or any other Person delegated by Board Approval or Prior Investment Committee Approval, as applicable, shall be conclusive evidence in favor of any third party dealing with the Company that the Person has the authority, power, and right to execute and deliver the contract or instrument and to take the act on behalf of the Company. This Section shall not be deemed to limit the liabilities and obligations of the Person to seek Board Approval or Prior Investment Committee Approval as set forth in this Agreement.

Section 6.11 Members’ Outside Transactions; Perspecta Change of Control; Investment Opportunities.

(a)	Each Member shall devote such time and effort as is reasonably necessary to diligently administer the activities and affairs of the Company, but shall not be obligated to spend full time or any specific portion of their time to the activities and affairs of the Company.

(b)	Perspecta must immediately notify THL Credit following a transaction or series of transactions that causes a Change of Control of Perspecta (a “Perspecta Change of Control”).

(c)	The Administrative Agent and its Affiliates manage and administer other investment funds and other accounts with similar or dissimilar mandates and may manage or administer additional funds and other accounts in the future, and are subject to the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules, regulations, and interpretations of those acts, with respect to the allocation of investment opportunities among such other investment funds and other accounts and the Company. Except for any obligations under the Advisers Act, neither the Administrative Agent nor its Affiliates shall be obligated to offer any investment opportunity, or portion of any investment opportunity, to the Company.

(d)	Subject to the foregoing provisions of this Sections 6.11 and other provisions of this Agreement, each of the Members, the Administrative Agent, and each of their respective Affiliates and members may engage in, invest in, participate in, or otherwise enter into other business ventures of any kind, nature, and description, individually and with others, including the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any of those activities or the income or profits derived from those activities.

Section 6.12 Indemnification.

(a)

Subject to the limitations and conditions as provided in this Section 6.12, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative, or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding, by reason of the fact that the Person, or a Person of which the Person is the legal representative, is or was a Member, a Director, THL Credit IC Representative, or Perspecta IC Representative, or a representative, officer, director, or employee thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may be amended (but, in the case of any amendment, only to the extent that the amendment permits the Company to provide broader indemnification rights than the law permitted the Company to provide prior to the amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements, and reasonable expenses (including reasonable attorneys’ and experts’ fees)) actually incurred by the Person in connection with the Proceeding, appeal, inquiry, or investigation (each a “Loss”), unless the Loss is primarily the result of gross negligence, fraud, or willful misconduct by the Person seeking indemnification under this Section 6.12, in which case the indemnification shall not cover the Loss to the extent resulting from gross negligence, fraud, or intentional misconduct. Indemnification under this Section 6.12 shall continue as to a Person who has ceased to serve in the capacity which initially entitled the Person to indemnity under this Section 6.12. The rights granted pursuant to this Section 6.12 shall be deemed contract rights, and no amendment, modification, or repeal of this Section 6.12 shall have the effect of limiting or denying any rights with respect to actions taken or Proceedings, appeals, inquiries, or investigations arising prior to any amendment, modification, or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.12 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that the act or omission has not been fully adjudicated to constitute gross negligence, fraud, or willful misconduct. In addition, any Person entitled to indemnification under this Section 6.12 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that the Person acted or refrained from acting in good faith in reliance upon the opinion or advice of that counsel.

(b)	The right to indemnification conferred in Section 6.12(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.12(a) who was, is, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of the expenses incurred by a Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by the Person to repay all amounts so advanced if it shall be finally adjudicated that the indemnified Person is not entitled to be indemnified under this Section 6.12 or otherwise.

(c)	The Company, with Board Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under Sections 6.12(a) and (b).

(d)	The right to indemnification and the advancement and payment of expenses conferred in this Section 6.12 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.12 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

(e)	The indemnification rights provided by this Section 6.12 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.12.

Section 6.13 Tax Matters Member. THL Credit shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code (in that capacity, the “Tax Matters Member”). The provisions of Section 6.12 shall apply to all actions taken on behalf of the Members by the Tax Matters Member in its capacity as the Company’s tax matters partner. The Tax Matters Member shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the tax matters partner of the Company. The Tax Matters Member shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Tax Matters Member on behalf of the Company as Tax Matters Member shall be reimbursed by the Company. In the event the Tax Matters Member receives notice of a final Company adjustment under Section 6223(a) of the Code, it shall either (i) file a court petition for judicial review of that final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Members on the date the petition is filed, or (ii) mail a written notice to all Members within that period that describes its reasons for determining not to file a petition. Each Member shall be a “notice partner” within the meaning of Section 6231(a)(8) of the Code. For the avoidance of doubt, the Tax Matter Member shall not take any action requiring Board Approval or Prior Investment Committee Approval prior to Board Approval or Prior Investment Committee Approval, as applicable, being obtained.

ARTICLE VII

TRANSFERS OF COMPANY INTERESTS; WITHDRAWALS

Section 7.01 Transfers by Members.

(a)	Subject to the requirements of this Article VII, all or a portion of the Entire Interest of a Member may be Transferred with Board Approval. Notwithstanding the foregoing, without Board Approval, (i) any Member may make a Transfer in accordance with Section 7.01(g) or Section 8.03(e), in each case if the Transfer is otherwise in accordance with the requirements of this Article VII, and (ii) equityholders in each Member may Transfer or redeem their ownership of such Member, if permitted by such Member, provided, that in the case of Perspecta, such Transfer or redemption does not result in a Perspecta Change in Control.

(b)	No Transfer by a Member shall be binding upon the Company until the Company receives an executed copy of the documentation as reasonably requested by the other Member to show the Transfer is in accordance with this Article VII.

(c)	Any Person which acquires an interest in the Company by Transfer in accordance with the provisions of this Agreement shall be admitted as a substitute Member, provided the requirements of this Agreement are satisfied. The admission of a transferee as a substitute Member shall be conditioned upon the transferee’s written assumption, in form and substance reasonably satisfactory to the other Member, of all obligations of the transferor in respect of the Transferred interest and execution of an instrument reasonably satisfactory to the other Member whereby the transferee becomes a party to this Agreement and makes the representations set forth in Section 2.01 of this Agreement.

(d)	In the event any Member shall be adjudicated as bankrupt, or in the event of the winding up or liquidation of a Member, the legal representative of the Member shall, upon written notice to the other Member of the happening, become a transferee of the Member’s interest, subject to all of the terms of this Agreement as then in effect.

(e)	Any transferee of the interest of a Member, irrespective of whether the transferee has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the Transfer to have agreed to be subject to the terms and provisions of this Agreement in the same manner as its transferor.

(f)	As additional conditions to the validity of any Transfer of a Member’s interest, the assignment shall not:

(i)	violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction;

(ii)	cause the Company to cease to be entitled to the exemption from the definition of an “investment company” pursuant to Section 3(c)(7) of the 1940 Act and the rules and regulations of the Securities and Exchange Commission under the 1940 Act;

(iii)	result in the termination of the Company under the Code or in the Company being classified as a “publicly traded partnership” under the Code;

(iv)	unless the other Member waives in writing the application of this clause (iv) with respect to such assignment (which the other Member may refuse to do in its absolute discretion), be to a Person which is an ERISA Plan; or

(v)	cause the Company or the other Member to be in violation of, or effect an assignment to a Person that is in violation of, applicable Investor Laws.

The non-Transferring Member may require reasonable evidence as to the conditions set forth in clauses (i) through (v), including an opinion of counsel reasonably acceptable to the non-Transferring Member. Any purported Transfer as to which the conditions set forth in clauses (i) through (v) are not satisfied shall be void ab initio. A Transferring Member shall be responsible for all costs and expenses incurred by the Company, including reasonable legal fees and expenses, in connection with any assignment or proposed assignment.

(g)	Except for Transfers of all or a portion of a Member’s Entire Interest to an Affiliate of the Member who remains liable for the transferring Member’s Capital Commitments, each Member hereby unconditionally and irrevocably grants to the other Member or its designee a right of first offer to purchase or designate a third party to purchase all, but not less than all, of any interest in the Company that the other Member may propose to Transfer to another Person at the valuation most recently approved in accordance with Section 9.05.

(i)	The Member proposing to make a Transfer that would be subject to this Section 7.01(g) must deliver written notice of its intention to Transfer the interest (the “Notice of Intent”) to the other Member not later than thirty (30) days prior to the proposed closing date of the Transfer. The Notice of Intent shall contain the material terms and conditions of the proposed Transfer and shall identify the proposed transferee of such interest, if known.

(ii)	The Member receiving the Notice of Intent shall have the right, for a period of fifteen (15) business days from the date of receipt of the Notice of Intent (the “Acceptance Period”), to accept the interest or to designate a third-party purchaser to accept the interest at the valuation most recently approved in accordance with Section 9.05 and on the terms stated in the Notice of Intent. The acceptance shall be made by delivering a written notice to the selling Member and the Company within the Acceptance Period stating that it elects to exercise its right of first offer and, if applicable, providing the identity of any Person that the non-transferring Member designates as the purchaser.

(iii)	Following expiration of the Acceptance Period, the selling Member shall be free to sell its interest in the Company to a third party in a Transfer (which third party shall be the party identified in the Notice of Intent, if known by the selling Member) that otherwise meets the requirements of this Section 7.01 on terms and conditions it deems acceptable (but at a price not less than the price and on terms not more favorable to the third-party purchaser than the price and terms stated in the Notice of Intent); provided that the sale takes place within sixty (60) days after the expiration of the Acceptance Period (the “Sale Period”). To the extent the selling Member Transfers its interest in the Company during the Sale Period, the selling Member shall promptly notify the Company, and the Company shall promptly notify the other Member, as to the terms of the Transfer and the name of each of the owners to whom the interest was Transferred. If no sale occurs during the Sale Period, then any attempted Transfer of the interest shall again be subject to the right of first offer set forth in this Section 7.01(g) and the procedures of this Section 7.01(g) shall be repeated de novo.

Section 7.02 Withdrawal by Members. Members may withdraw from the Company only as provided by this Agreement.

(a)	Notwithstanding any provision of this Agreement to the contrary, if a Member obtains an opinion of counsel to the effect that, as a result of the other Member’s ownership of an interest in the Company, the Company would be required to register as an investment company under the 1940 Act, then the other Member shall, upon written notice from the first Member, withdraw from or reduce (in accordance with the provisions of clause (c) below) its interest in the Company (including its Capital Commitment) to the extent that the first Member has determined, based upon the opinion of counsel, to be necessary in order for the Company not to be required to register. Each Member shall, upon written request from the other Member, promptly furnish to the other Member such information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.02(a), but in no event later than ten (10) business days after such request.

(b)

Notwithstanding any provision of this Agreement to the contrary, if a Member breaches the Member’s obligation under the immediately following sentence, or if the other Member obtains an opinion of counsel to the effect that any contribution or payment by a Member to the Company would cause the Company or the other Member to be in violation of, or to the effect that the Member is in violation of, any law or regulation to which the Company, a Member, or the Member’s investment in the Company may be subject from time to time (collectively, “Investor Laws”) and which violation would reasonably be expected to have a material adverse effect on the Company, then the Member shall, upon written notice from the other Member, withdraw from the Company in accordance with the provisions of Section 7.02(c). Each Member shall, upon written request from the other Member, promptly furnish to the other Member the information as the other Member may reasonably request from time to time in order to make a determination pursuant to this Section 7.02(b), but in no event later than ten (10) business days after the request.

(c)	If a Member partially withdraws its interest in the Company pursuant to this Section 7.02, it shall receive, in full payment for the withdrawn interest from cash and cash equivalents available for distribution pursuant to Article V, the sum of the portion of the Capital Account attributable to the withdrawn interest (adjusted to reflect the Value of the Company as determined as of the date of the last valuation pursuant to Section 9.05). Notwithstanding the foregoing, the Member that is partially withdrawing its interest shall receive the portion of the Capital Account attributable to the withdrawn interest after the distribution of any amounts pursuant to Section 5.01(b)(i) of this Agreement and prior to the distribution of any amount pursuant to Section 5.01(b)(ii). If a Member withdraws its entire interest in the Company pursuant to this Section 7.02, then the Company shall terminate as provided by Article VIII.

ARTICLE VIII

TERM, DISSOLUTION, AND LIQUIDATION OF COMPANY

Section 8.01 Term. Except as provided in Section 8.02(b) through 8.02(f), the Company shall continue without dissolution until all Investments are liquidated by the Company.

Section 8.02 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)	the expiration of the term of the Company determined pursuant to Section 8.01;

(b)	distribution of all assets of the Company;

(c)	subject to Section 8.03(e) below, (i) the full withdrawal of a Member of the Company pursuant to Section 7.02, or (ii) a bankruptcy, insolvency, dissolution, or liquidation of a Member, or (iii) the making of an assignment for the benefit of creditors by a Member, or (iv) a default under Section 3.03 by a Member which remains uncured or unwaived after the expiration of the cure period set forth in Section 3.03, in each case of clauses (ii) through (iv) above at the election of the other Member by providing written notice of the election;

(d)

subject to Section 8.03(e) below, a determination by the SEC to subject THL Credit’s participation in the Company to an accounting or reporting treatment or other consequence which THL Credit, in its sole discretion, determines to be materially adverse to it, or a failure by the SEC to grant its assent to THL Credit’s interest in the Company or a change by the SEC of any assent it may have granted regarding THL Credit’s interest in the Company or the terms of the assent or its conclusions regarding the accounting or reporting treatment or other consequence which THL Credit, in its sole discretion, determines to be materially adverse to it, in each case at the election of THL Credit by providing written notice of the election to the other Member;

(e)	the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.03, as modified by that decree, shall govern the winding up of the Company’s affairs; or

(f)	a written notice by a Member to the other Member to dissolve the Company, which notice shall become effective as stated therein but no less than ninety (90) days after delivery (unless the other Member waives the notification requirement).

Section 8.03 Wind-down.

(a)	Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article and the Act. The liquidation shall be conducted and supervised by the Board in the same manner provided by Article VI with respect to the operation of the Company during its term; provided that in the case of a dissolution and winding up of the Company pursuant to Sections 8.02(c) or 8.02(d), the Member that elects the dissolution and winding up (or in the case of a full withdrawal of a Member under Section 8.02(c), the non-withdrawing Member) may elect further, by written notice to the other Member, to exercise as liquidating agent all of the rights, powers, and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company, to the same extent as the Board would have during the term of the Company.

(b)	From and after the date on which an event set forth in Section 8.02 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a commitment letter, term sheet, or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) at the election of the Board by Board Approval within three (3) business days after receipt by the Board of written notice of the availability of the election from any Member, any Investment in a Portfolio Company in which the Company then has an Investment in which the Company participates, provided that the election shall not apply to any Investment in connection with a sale or other Change of Control of the Portfolio Company or a refinancing of the Company’s prior Investment in the Portfolio Company. Capital calls against the Capital Commitment of the Members shall cease from and after the effective date; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company. Subject to the foregoing provisions of this Section 8.03(b), the Members shall continue to bear an allocable share of Expenses and other obligations of the Company, in proportion to their respective Capital Accounts, until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c)	Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Board Approval (or in the event of a dissolution and winding up of the Company pursuant to Sections 8.02(c) or 8.02(d), by a Member that has elected to act as liquidating agent pursuant to Section 8.03(a)), to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including contingent obligations) of the Company. Unless waived by Board Approval, the Company also shall withhold ten percent (10%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering that year. A Member shall remain a member of the Company until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including contingent obligations) of the Company are paid, and all distributions are made under this Agreement, at which time the Member shall have no further rights under this Agreement.

(d)	Upon dissolution of the Company, final allocations of all items of Company’s Profit and Loss shall be made in accordance with Section 4.02. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i)	To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment of those liabilities), including to establish any reasonable reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional, or unmatured liability of the Company;

(ii)	To creditors who are Members in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment of those liabilities), including to establish any reasonable reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional, or unmatured liability of the Company;

(iii)	To establish any reserves which the Board may by Board Approval, in its reasonable judgment, deem necessary or advisable for any contingent, conditional, or unmatured liability of the Company to Members; and

(iv)	The balance, if any, to the Members in accordance with Section 5.01(b).

(e)

Notwithstanding Sections 8.02(a) through 8.02(d), upon the occurrence of an event described in Sections 8.02(c) or 8.02(d), the Member that may elect a dissolution and winding up (or, in the case of a full withdrawal of a Member under Section 8.02(c)(i), the non-withdrawing Member) (the Member, the “Electing Member”) may elect alternatively by written notice to the other Member, for a period of fifteen (15) business days following the occurrence of that event, to purchase the other Member’s Entire Interest or designate a third party to effect the purchase (the election, the “Election to Purchase”). The purchase price for the Entire Interest shall be payable in cash within ninety (90) days after the Election to Purchase is delivered to the other Member and shall be equal to the Capital Account of the other Member adjusted to reflect the Value of the Company as determined as of the date of the last valuation pursuant to Section 9.05. Each Member hereby agrees to sell its Entire Interest to the Electing Member or the third party designated by the Electing Member at that price if the Election to Purchase is timely exercised by the Electing Member. If the Electing Member does not exercise the Election to Purchase within the 15-business day period set forth in this Section 8.02(e) or if the Electing Member or its third-party designee does not purchase the other Member’s Entire Interest within ninety (90) days after the Election to Purchase is delivered to the other Member, then the Election to Purchase shall terminate, and (i) in the case of a full withdrawal by a Member under Section 8.02(c)(i), the other Member shall withdraw its Entire Interest pursuant to Section 7.02, and the Company shall terminate as provided by Article VIII or (ii) in the case of the occurrence of an event described Section 8.02(c)(ii)-(iv) or Section 8.02(d), the Electing Member shall retain the option to elect the dissolution of the Company pursuant to Section 8.02(c) or (d), as applicable. After any purchase pursuant to an Election to Purchase, the other Member shall no longer be a member of the Company, and the Electing Member or third party designee of the Electing Member that has consummated the purchase may dissolve or continue the Company as it may determine.

(f)	If an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.03 reveals that the Member received a distribution in excess of that to which the Member was entitled, then the other Member may, in its discretion, seek repayment of the distribution to the extent that the distribution exceeded what was due to the Member.

(g)	Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share of those assets and liabilities. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be Members, and either Member may execute, acknowledge, and cause to be filed a certificate of cancellation of the Company.

ARTICLE IX

ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.01 Books and Accounts.

(a)

Complete and accurate books and accounts shall be kept and maintained for the Company at its principal office. The books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.01, and for U.S. federal income tax purposes the Members shall cause the Administrative Agent to maintain the Members’ Capital Accounts in accordance with the Code and applicable Treasury Regulations. Each

Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Administrative Agent have access to, and may inspect, the books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b)	All funds received by the Company shall be deposited in the name of the Company in the bank account or accounts or with the custodian, and securities owned by the Company may be deposited with the custodian, as may be designated by Board Approval from time to time and withdrawals from those bank or custodial accounts shall be made upon such signature or signatures on behalf of the Company as may be designated by Board Approval from time to time.

Section 9.02 Financial Reports; Tax Return.

(a)	The Company shall engage an independent certified public accountant selected and approved by Board Approval to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year. As soon as practicable, but no later than one-hundred twenty (120) days, after the end of each fiscal year, the Board shall cause the Administrative Agent to deliver, by any of the methods described in Section 10.07, to each Member and to each former Member who withdrew during the fiscal year:

(i)	audited financial statements of the Company as at the end of and for the fiscal year, including a balance sheet and statement of income, together with the report on those financial statements of the Company’s independent certified public accountant, which annual financial statements shall be approved by Board Approval;

(ii)	a statement of holdings of securities of the Company, including both the cost and the valuation of such securities as determined pursuant to Section 9.05, and a statement of the Member’s Capital Account;

(iii)	to the extent that the requisite information is then available, a Schedule K-1 for the Member with respect to the fiscal year, prepared in accordance with the Code, together with corresponding forms for state income tax purposes, setting forth the Member’s distributive share of Company items of Profit or Loss for the fiscal year and the amount of the Member’s Capital Account at the end of the fiscal year; and

(iv)	such other financial information and documents respecting the Company and its business as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable such Member to comply with regulatory requirements applicable to it or to prepare its federal and state income tax returns.

(b)	The Company shall cause the Administrative Agent to prepare and timely file after the end of each fiscal year of the Company all federal and state income tax returns of the Company for the fiscal year.

(c)	As soon as practicable, but in no event later than thirty (30) days, after the end of each of the first three fiscal quarters of a fiscal year, the Board shall cause the Administrative Agent to prepare and deliver, by any of the methods described in Section 10.07, to each Member (i) unaudited financial information with respect to the Member’s allocable share of Profit or Loss and changes to its Capital Account as of the end of the fiscal quarter and for the portion of the fiscal year then ended, (ii) a statement of holdings of securities of the Company as to which the Member participates, including both the cost and the valuation of the securities as determined pursuant to Section 9.05, and (iii) such other financial information as the Administrative Agent deems appropriate, or as a Member may reasonably require and request, to enable the Member to comply with regulatory requirements applicable to it.

Section 9.03 Tax Elections. The Company may, by Board Approval, but shall not be required to, make any election pursuant to the provisions of Sections 754 or 1045 of the Code, or any other election required or permitted to be made by the Company under the Code.

Section 9.04 Confidentiality.

(a)	Each Member agrees to maintain the confidentiality of the Company’s records, reports, and affairs, and all information and materials furnished to the Member by the Company, the other Member, the Administrative Agent, or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns, or other records or reports, or other information or materials provided or made available to the Member by the Company, the other Member, the Administrative Agent, or their Affiliates with respect to their respective businesses and activities; and each Member agrees not to disclose to any other Person any information contained in those materials (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that:

(i)	THL Credit may disclose any such information as may be required by law in connection with its filings with the SEC, and each Member may disclose the names of Portfolio Companies and summaries of the loan transactions in any marketing materials (including tombstone ads) of each Member and its Affiliates, subject to applicable confidentiality restrictions that THL Credit or either Member may have with the Portfolio Company;

(ii)

any Member may provide financial statements, tax returns, and other information contained in those statements and returns: (1) to the Member’s accountants, internal and external auditors, legal counsel, financial advisors, and other fiduciaries and representatives (who may be Affiliates of the Member) as long as the Member instructs the Persons to maintain the confidentiality of that information and not to disclose that information to any other Person; (2) to bona fide potential transferees of the Member’s Entire Interest that agree in writing, for the benefit of the Company, to maintain the confidentiality of that information, but only after reasonable advance notice to the Company; (3) if and to the extent required by law (including judicial or administrative order);

provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief; (4) to representatives of any governmental regulatory agency or authority with jurisdiction over the Member, or as otherwise may be necessary to comply with regulatory requirements applicable to the Member; and (5) in order to enforce rights under this Agreement; and

(iii)	Perspecta may provide financial statements, tax returns, and other information contained in those statements and returns to its members who have a need to know such information as long as Perspecta instructs its members to whom such information is provided to maintain the confidentiality of that information and not to disclose that information to any other Person.

(b)	Notwithstanding Section 9.04(a), the following shall not be considered confidential information for purposes of this Agreement: (i) information generally known to the public; (ii) information obtained by a Member from a third party who is not prohibited from disclosing the information; (iii) information in the possession of a Member prior to its disclosure by the Company, the other Member, the Administrative Agent, or their Affiliates; or (iv) information which a Member can show by written documentation was developed independently of disclosure by the Company, the other Member, the Administrative Agent, or their Affiliates.

(c)	Notwithstanding Section 9.04(b), Perspecta shall not engage in the purchase, sale, or other trading of securities or derivatives of securities based upon confidential information received from the Company, THL Credit, THL Credit’s investment adviser, the Administrative Agent, or their Affiliates.

(d)	To the extent permitted by applicable law, and notwithstanding Sections 9.04(a), 9.04(b), and 9.04(c), each of the Company, each Member, the Administrative Agent, or any of their Affiliates may, in its reasonable discretion, keep confidential from any Member information to the extent the Person reasonably determines that: (i) disclosure of the information to the Member likely would have a material adverse effect upon the Company or a Portfolio Company due to an actual or likely conflict of business interests between the Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Company, each Member, the Administrative Agent, any of its Affiliates, or a Portfolio Company; or (ii) the Member cannot or will not adequately protect against the improper disclosure of confidential information, the disclosure of which likely would have a material adverse effect upon the Company, either Member, the Administrative Agent, any of its Affiliates, or a Portfolio Company. Notwithstanding the foregoing provisions of this Section 9.04(d), each of the Company, each Member, the Administrative Agent, or any of their Affiliates shall promptly provide to each Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Company.

(e)	The Members: (i) acknowledge that the Company, THL Credit, the Administrative Agent, its Affiliates, and their respective direct or indirect members, managers, officers, directors, and employees are expected to acquire confidential third-party information that, pursuant to fiduciary, contractual, legal, or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding, or failing to disclose that information to the Company or the Members.

Section 9.05 Valuation.

(a)	Valuations shall be made (x) as of the end of each fiscal quarter, (y) upon liquidation of the Company, or (z) if determined by the Board in its sole discretion, at any other time, in each case in accordance with the following provisions and the Company’s valuation guidelines then in effect (which shall be consistent with THL Credit’s valuation guidelines then in effect):

(i)	Within thirty-five (35) days after the date as of which a valuation is to be made, the Administrative Agent shall deliver to the Board a report as to the recommended valuation as of that date, and provide those Persons with a reasonable opportunity to request information and to provide comments with respect to the report.

(ii)	If the recommended valuation as of that date is approved by Board Approval, then the valuation that has been approved shall be final.

(iii)	If there is an objection to the recommended valuation by the Board, then the Administrative Agent shall cause a valuation of the asset(s) subject to unresolved objection to be made as of such date by an approved valuation expert (if not already made) and shall determine a valuation of those asset(s) consistent with the valuation as of that date by the approved valuation expert, and the valuation shall be final. For this purpose, a valuation of an asset as of that date shall be considered consistent with a valuation of an approved valuation expert if it is equal to the recommended value or within the recommended range of values determined by the approved valuation expert as of that date. An approved valuation expert shall mean an independent valuation consultant that either has been approved by Board Approval or has been referenced as the independent valuation consultant of the Company in a previous valuation report by the Administrative Agent without objection by any Director.

(iv)	Liabilities of the Company shall be taken into account at the amounts at which they are carried on the books of the Company, and provision shall be made in accordance with GAAP for contingent or other liabilities not reflected on those books and, in the case of the liquidation of the Company, for the Expenses (to be borne by the Company) of the liquidation and winding up of the Company’s affairs.

(v)	No value shall be assigned to the Company name and goodwill or to the office records, files, statistical data, or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

(b)	All valuations shall be made in accordance with the foregoing shall be final and binding on all Members, absent actual and apparent error. Valuations of the Company’s assets by independent valuation consultants shall be at the Company’s expense.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.01 Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. To the fullest extent permitted by law, in the event of any dispute or controversy arising out of the terms and conditions of this Agreement, the parties to this Agreement consent and submit to the jurisdiction of the courts of the Commonwealth of Massachusetts in the county of Middlesex and of the U.S. District Court for the District of Massachusetts.

THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THOSE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT OF THIS AGREEMENT.

Section 10.02 Certificate of Formation; Other Documents. The Members hereby approve and ratify the filing of the Certificate of Formation on behalf of the Company. The Members agree to execute such other instruments and documents as may be required by law or which a Member or the Board deems necessary or appropriate to carry out the intent of this Agreement.

Section 10.03 Force Majeure. Whenever any act or thing is required of the Company or a Member under this Agreement to be done within any specified period of time, the Company and the Member shall be entitled to an additional period of time to do the act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or the Member, including bank holidays and actions of governmental agencies, and excluding economic hardship; provided that this provision shall not have the effect of relieving the Company or the Member from the obligation to perform any act or thing.

Section 10.04 Waivers.

(a)	No waiver of the provisions of this Agreement shall be valid unless in writing and then only to the extent set forth in that writing. Any right or remedy of the Members under this Agreement may be waived by Board Approval, and any waiver shall be binding on all Members, other than situations where those rights or remedies are non-waivable under applicable law. Except as specifically provided in this Agreement, no failure or delay by any party in exercising any right or remedy under this Agreement shall operate as a waiver of that right or remedy, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(b)	Except as otherwise provided in this Agreement or for situations in which the approval or consent of all or certain Members is required by non-waivable provisions of applicable law, any approval or consent of the Members may be given by Board Approval, and any approval or consent shall be binding on all Members.

Section 10.05 Notices. All notices, demands, solicitations of consent or approval, and other communications under this Agreement shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.03; and if intended for any Member, to the address of the Member set forth on the Member List, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier, or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt of those notices. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any written notice shall be deemed given only when actually received.

Section 10.06 Construction.

(a)	The captions used in this Agreement are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b)	As used in this Agreement , the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c)	References in this Agreement to Articles, Sections, and Schedules are intended to refer to Articles, Sections, and Schedules of this Agreement unless otherwise specifically stated.

(d)	Unless otherwise specified, references in this Agreement to applicable statutes or other laws are references to the federal laws of the United States.

(e)	Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party to this Agreement, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party to this Agreement.

(f)	As used in this Agreement, the verb “include” and word “including” are words of enlargement; they are not restrictive in their meaning, and each example following those words is illustrative.

Section 10.07 Amendments. This Agreement may be amended at any time and from time to time by a written instrument executed by each Member.

Section 10.08 Legal Counsel. Schedule C is incorporated by reference herein.

Section 10.09 Execution. This Agreement may be executed in any number of counterparts, and all of those counterparts together shall constitute one agreement binding on all Members.

Section 10.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties to this Agreement; provided that this Section 10.10 shall not be construed to permit any assignment or transfer which is otherwise prohibited by this Agreement.

Section 10.11 Severability. If any one or more of the provisions contained in this Agreement, or any application of those provisions, is invalid, illegal, or unenforceable in any respect, then the validity, legality, and enforceability of the remaining provisions contained in this Agreement and all other applications of those provisions shall not in any way be affected or impaired by that invalidity, illegality, or unenforceability.

Section 10.12 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday, or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.13 Entire Agreement. This Agreement (including the Schedules to this Agreement) and the Administrative Services Agreement constitute the entire agreement between the parties and supersede all prior agreements, understandings, and arrangements with respect to the subject matter of this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of the date first above written.

THL Credit, Inc.

By:	/s/ Christopher J. Flynn
Name:	Christopher J. Flynn
Title:	Co-Chief Executive Officer & Co-Chief Investment Officer

Perspecta Trident LLC

By:	/s/ Anthony J. Annino
Name:	Anthony J. Annino
Title:	Authorized Person, VP of Perspecta Trust LLC

Execution Copy

Appendix A

Member List

Name/Address	Capital Commitment

THL Credit, Inc. 100 Federal Street, 31st floor Boston, MA 02110	$120,000,000

Perspecta Trident LLC One Liberty Lane East, Suite 100 Hampton, NH 03842	$30,000,000

Execution Copy

Schedule A

Board Approval

1.	Board Approval shall be required in advance for the Company or any Subsidiary to do any of the following:

i.	Enter into any transaction with a Member or an Affiliate of a Member (except as expressly permitted by this Agreement);

ii.	Make an Investment in the securities of a Member or an Affiliate of a Member;

iii.	Enter into hedging, swaps, forward contracts, or other commodities transactions;

iv.	Enter into any credit facility or other similar agreement for the incurrence of debt or issue debt securities, or materially modify or waive the terms or extend the maturity thereof or make a voluntary prepayment with respect thereto;

v.	Organize, acquire an interest in, or transfer or otherwise dispose of an interest in, any Subsidiary or any other investment or financing vehicle, or materially modify or waive the terms thereof;

vi.	Replace the Administrative Agent for the Company, or materially modify or waive the terms of any administrative services agreement;

vii.	Approve a Transfer of an interest in the Company where required by Article VII;

viii.	Take any action or decision which pursuant to any provision of this Agreement requires Board Approval;

ix.	Modify or waive any material provision of this Agreement, including this Schedule A or modify the Certificate of Formation of the Company in a manner adverse to the rights of any Member under this Agreement;

x.	Materially change the business of the Company or Subsidiaries from its current business or enter into any line of business other than existing or related lines of business;

xi.	Make, change, or rescind any tax election;

xii.	Settle or compromise with respect to any tax audit, claim, deficiency notice, suit, or other proceeding relating to taxes; make a request for a written ruling to any tax authority; or enter into a written and legally binding agreement with any tax authority (including any agreement to extend or waive any statute of limitations with respect to any taxes);

xiii.	Invest an amount in any single Portfolio Company which is more than five percent (5%) of the sum of the total Capital Commitments to the Company plus the maximum amount of any credit facilities of the Company and its Subsidiaries (determined at the time of the first investment in such Portfolio Company;

xiv.	Admit additional Members; and

xv.	Make short sales of securities, except to hedge its position in Investments owned by it or to hedge against fluctuations in non-U.S. currencies which might affect the value of its Investments.

2.	Subject to Section 1 of this Schedule A for matters requiring Board Approval in advance, Board Approval shall be required for the Company or any Subsidiary to do any of the following, which Board Approval may be obtained by ratification:

i.	Change the name or principal office of the Company or open additional offices of the Company;

ii.	Retain third-party agents on behalf of the Company, open accounts with third parties on behalf of the Company and designate signatures upon which withdrawals from accounts shall be made on behalf of the Company;

iii.	Adjust GAAP Profit or GAAP Loss to amortize Organization Costs over four years or select a period other than four years over which to amortize Organization Costs;

iv.	Determine a period to allocate Profit or Loss among the Members pursuant to Section 4.01(b);

v.	Select and approve an independent certified public accountant to act as the accountant for the Company and to audit the Company’s books and accounts as of the end of each fiscal year; provided that no approval shall be required for the retention of PricewaterhouseCoopers as the Company’s independent certified accountant for the fiscal year ending December 31, 2014; and

vi.	Take any action or decision which pursuant to any provision of this Agreement requires Board Approval.

For the avoidance of doubt, Board Approval in advance shall be required for all matters set forth in Section 1 of this Schedule A.

Execution Copy

Schedule B

Prior Investment Committee Approval

Prior Investment Committee Approval shall be required for the Company or any Subsidiary to do any of the following:

i.	Take any action or make any decision that results in the acquisition or disposition of an Investment other than funding of Investments pursuant to commitments previously approved by Prior Investment Committee Approval;

ii.	Materially modify or waive the terms of any Investment which results in: (1) an extension of additional capital or commitments; (2) an amendment or waiver of a financial covenant of a borrower for more than four consecutive quarters; (3) approval of a material acquisition or disposition; (4) the incurrence of additional senior debt by the borrower in an amount equal to or greater than 10% of the existing senior debt commitments or which results in leverage increases by more than 0.5 times; or (5) an amendment or waiver of any payment term, including mandatory prepayments;

iii.	Make any Investment that requires derivation from any investment restrictions set forth in this Agreement; or

iv.	Take any action or make any decision which pursuant to any provision of this Agreement requires Prior Investment Committee Approval.

Each Member, THL Credit IC Representative, and Perspecta IC Representative and their respective designees may, in the name and on behalf of the Company, do all things which he, she, or it deems necessary, advisable, or appropriate to make investment opportunities available to the Company, to carry out and implement matters approved by Board Approval or Prior Investment Committee Approval, as applicable, and to administer the activities of the Company, including:

i.	Execute and deliver all agreements, amendments, and other documents and exercise and perform of all rights and obligations with respect to any Person in which the Company holds an interest, including Subsidiaries and other investment and financing vehicles;

ii.	Execute and deliver other agreements, amendments, and other documents and exercise and perform all rights and obligations with respect to matters approved by Board Approval or Prior Investment Committee Approval, as applicable, or which are necessary, advisable, or appropriate for the administration of the Company, including with respect to any contracts evidencing indebtedness for borrowed funds; and

iii.	Take any and all other acts delegated to a Member or Director by this Agreement or by Board Approval; provided that if the acts require Board Approval or Prior Investment Committee Approval, Board Approval or Prior Investment Committee Approval, as applicable, has been obtained.

Execution Copy

Schedule C

Legal Counsel

THL Credit has engaged Sutherland Asbill & Brennan LLP (“Sutherland”) as legal counsel to the Company and THL Credit. Moreover, Sutherland has previously represented and/or concurrently represents the interests of the Company, THL Credit, and/or parties to this Agreement in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (i) approves Sutherland’s representation of the Company and THL Credit in the preparation of this Agreement; and (ii) acknowledges that Sutherland has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Sutherland may be precluded from representing the Company and/or THL Credit (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Schedule C shall preclude the Company from selecting different legal counsel to represent it at any time in the future, and no Member shall be deemed by virtue of this Schedule C to have waived its right to object to any conflict of interest relating to matters other than this Agreement or the transactions contemplated in this Agreement.